Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Hawkins, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-87582, 333-123080, 333-172761, 333-174735, and 333-228128) on Form S-8 of Hawkins, Inc. of our report dated May 20, 2020, with respect to the consolidated balance sheets of Hawkins, Inc. as of March 29, 2020 and March 31, 2019, the related consolidated statements of income (loss), comprehensive income (loss), shareholders’ equity, and cash flows for each of the years in the three-year period ended March 29, 2020, and the related notes and financial statement schedule II, and the effectiveness of internal control over financial reporting as of March 29, 2020, which report appears in the March 29, 2020 annual report on Form 10-K of Hawkins, Inc.
Our report dated May 20, 2020 refers to a change to the method of accounting for leases.

/s/ KPMG LLP
Minneapolis, Minnesota
May 20, 2020